Exhibit 99.1

Elanco Animal Health
2500 Innovation Way
Greenfield, IN 46140

FOR IMMEDIATE RELEASE

Investor Contact: Kathryn Grissom, +1.317.273.9284, kathryn.grissom@elancoah.com

Media Contact: Colleen Parr Dekker, +1.317.989.7011, colleen.dekker@elancoah.com

Elanco Strengthens Board of Directors with Addition of Stacey Ma

Ma brings deep manufacturing and innovation expertise

GREENFIELD, Ind. (November 12, 2024) Elanco Animal Health Incorporated (NYSE: ELAN) today announced the appointment of Dr. Stacey Ma to its Board of Directors, effective immediately. Dr. Ma brings extensive global leadership experience in biopharmaceutical development and manufacturing, further strengthening Elanco's expertise in these critical areas.

"We are delighted to add Stacey to the Elanco Board," said Lawrence Kurzius, Chairman of the Elanco Board of Directors. "Her deep understanding of product development, Chemistry, Manufacturing and Controls (CMC) strategy, and technical operations, combined with her proven leadership in driving innovation will be a welcome addition in the board room."

Dr. Ma currently serves as Executive Vice President, Pharmaceutical Development and Manufacturing at Gilead Sciences, Inc., where she is responsible for product and portfolio strategy, technical development, supply chain, quality, CMC regulatory, and manufacturing operations for Gilead's small- and large-molecule pipeline. Prior to Gilead, she held leadership positions at Sana Biotechnology, Inc. and Genentech/Roche, including Global Head of Pharma Technical Innovation, Manufacturing, Science and Technology.

"I am honored to join the Elanco Board of Directors," said Dr. Ma. "I am passionate about innovation and technical excellence in life sciences and look forward to contributing to Elanco's mission of improving the health and wellbeing of animals."

Dr. Ma's impressive career also includes significant contributions to the broader scientific community. She has co-chaired multiple international scientific conferences, served as an Associate Director of the Board of CASSS, and is a Fellow of the American Institute for Medical and Biological Engineering (AIMBE). She was recognized as one of the "Top 20 Women Leaders in Biopharma R&D" by Endpoints News in 2020.

“Stacey’s guidance will be highly valuable as Elanco’s Innovation, Portfolio and Productivity (IPP) strategy comes to life with our significant blockbuster potential products transitioning from research and regulatory to manufacturing scale up,” said Jeff Simmons, CEO at Elanco Animal Health. “Her drug development and CMC experience will also be beneficial as part of our Innovation, Science and Technology Committee as we develop our growing next generation pipeline to deliver a consistent flow of high-impact innovation.”

Dr. Ma holds masters and doctorate degrees in chemical engineering from Yale University and a bachelor’s in chemical engineering from the University of Minnesota.

ABOUT ELANCO

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ sustainability pillars – all to advance the health of animals, people, the planet and our enterprise. Learn more at www.elanco.com.